Exhibit 10.1

June 30, 2015

Dear Mr. Rubin:

In consideration of the release of $3.5 million to MabVax Therapeutics Holdings, Inc. (the “Company”) on June 30, 2015, in accordance with the terms of an Escrow Deposit Agreement dated as of April 14, 2015, as amended June 22, 2015, by and between Signature Bank, as Escrow Agent, OPKO Health, Inc., (“OPKO”) and the Company (this “Agreement”), the Company hereby agrees that from the date hereof, through and including June 30, 2016, OPKO shall have the right, but not an obligation, to nominate and appoint up to two additional members to the Company’s board of directors designated in writing by OPKO; or the Company may nominate and OPKO shall approve in writing the person(s) so nominated by this Agreement.  The identity of the person(s) so nominated by this Agreement shall be approved by OPKO, subject to execution of the board candidate’s consent to serve and candidate’s otherwise satisfying the reasonable requirements as evaluated by the Company’s Nominating and Governance Committee and any national securities exchange on which the shares of common stock of the Company are then listed or intended to be listed.

Very truly yours,

MabVax Therapeutics Holdings, Inc.
By: /s/ J. David Hansen
Name: J. David Hansen
Title: President and CEO

OPKO Health, Inc.
By: /s/Steven Rubin
Name: Steven Rubin
Title: Executive VP